EXHIBIT 12.1

June 30, 2021

www.JSBarkats.com

sbarkats@JSBarkats.com

To Whom It May Concern:

Re: Opinion Of Counsel

I have acted, at your request, as special securities counsel to Greenery Map, Inc., a Nevada corporation, (“Greenery, Map, Inc.”) for the purpose of rendering an opinion as to the legality of the 2,328,551 shares of Greenery Map, Inc. common stock, par value $0.01 per share ( “Common Stock”), to be offered and distributed by Greenery Map, Inc. and up to 268,852 shares of Common Stock to be offered by selling stockholders (collectively, the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Greenery Map, Inc. with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Greenery Map, Inc. and all amendments thereto, the By-Laws of Greenery Map, Inc., selected proceedings of the board of directors of Greenery Map, Inc. authorizing the issuance of the Shares, certificates of officers of Greenery Map, Inc. and of public officials, and such other documents of Greenery Map, Inc. and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Greenery Map, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the 2,328,551 Shares are duly authorized and when, as and if issued and delivered by Greenery Map, Inc. against payment therefore, as described in the Offering Statement, will be validly issued, fully paid and non-assessable. I am also of the opinion that the 268,852 Shares to be offered and sold by the selling stockholders have been duly authorized, validly issued, and fully paid and are non-assessable. I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1- A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement.

We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

JSBarkats, PLLC

/s/ Sunny Barkats, Esq